Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: August 2005

1)	Beginning of the Month Principal Receivables:	$36,336,822,513.88
2)	Beginning of the Month Finance Charge Receivables:	$688,650,248.18
3)	Beginning of the Month AMF Receivables :	$74,707,142.72
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$37,100,179,904.78

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$879,924,787.42
11)	Additional Finance Charge Receivables:	$28,531,295.68
12)	Additional AMF Receivables	$6,915,686.51
13)	Additional Total Receivables:	$915,371,769.61

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,945,136,902.34
16)	End of the Month Finance Charge Receivables:	$711,576,433.50
17)	End of the Month AMF Receivables	$81,640,525.58
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$37,738,353,861.42

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$33,108,085,468.58

22)	End of the Month Seller Percentage	10.39%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: August 2005

		ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2) 30 - 59 days delinquent	468,380	$503,258,005.03
	3) 60 - 89 days delinquent	285,593	$331,003,800.68
	4) 90+ days delinquent	552,601	$690,184,283.06

	5) Total 30+ days delinquent	1,306,574	$1,524,446,088.77

	6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.04%

7)	Defaulted Accounts during the Month	154,714	$170,053,576.51

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		5.48%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: August 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,980,435,985.93	18.36%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,297,045,969.17	16.92%

	3)	Prior Month Billed Finance Charges and Fees	$482,179,104.70
	4)	Amortized AMF Income	$44,243,886.15
	5)	Interchange Collected	$100,656,823.00
	6)	Recoveries of Charged Off Accounts	$64,217,958.00
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$691,297,771.85	22.29%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: August 2005

1)	Beginning Unamortized AMF Balance			$215,456,693.61
	2)	+ AMF Slug	$20,510,910.01
	3)	+ AMF Collections	$36,336,131.06
	4)	- Amortized AMF Income	$44,243,886.15
5)	Ending Unamortized AMF Balance			$228,059,848.53

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables